                                                                       EXHIBIT 2

================================================================================


                               PURCHASE AGREEMENT


                                    between


                           PHELPS DODGE CORPORATION,

                          acting through its division

                          Phelps Dodge Mining Company,

                                   as Seller,


                                      and


                             CR MONTANA CORPORATION

                                      and

                         CANYON RESOURCES CORPORATION,

                                   as Buyers


                         Dated as of September 25, 1997


================================================================================

                               TABLE OF CONTENTS


Section                                                                                                              Page
1.  Sale and Purchase of Purchased Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

2.  Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.1  Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.2  Payment of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.3  Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

3.  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

4.  Assumption of Purchased Assets Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

5.  Representations and Warranties of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         5.1  Organization, Standing and Authority of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         5.2  Authorization of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         5.3  No Conflicts; Consents of Third Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         5.4  Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         5.5  Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         5.6  Litigation; Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         5.7  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         5.8  Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         5.9  Manager's Standard of Care  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         5.10  Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

6.  Representations and Warranties of Buyers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         6.1  Buyers' Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         6.2  Authorization of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         6.3  No Conflicts; Consents of Third Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         6.4  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         6.5  Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

7.  Further Agreements of the Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         7.1  Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         7.2  Other Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         7.3  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         7.4  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

         7.5  Releases by Buyers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         7.6  Release of Guarantees, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         7.7  New Feasibility Study . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         7.8  Waiver of Rights Under Co-Tenancy Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         7.9  Production Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         7.10  Conduct of the Business Pending the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         7.11  Obtaining Certain Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         7.12  Certain Actions Related to the Partnership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         7.13  Sieben Ranch Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         7.14  Certain Transfers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         7.15  Reporting of Certain Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

8.  Conditions of Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         8.1  Conditions Precedent to Obligations of Buyers . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         8.2  Conditions Precedent to Obligations of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

9.  Documents to be Delivered at the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         9.1  Documents to be Delivered by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         9.2  Documents to be Delivered by Buyers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

10.  Indemnification and Related Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         10.1  Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         10.2  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 10.2.1  By Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 10.2.2  By Buyers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         10.3  Indemnification Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         10.4  Exclusive Rights; etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

11.  Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

12.  Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         12.1  Definitions and Certain Interpretive Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 12.1.1  Terms Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 12.1.2  Certain Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 12.1.3  Materiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         12.2  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         12.3  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         12.4  Modification; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         12.5  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         12.6  Schedules; Tables of Contents and Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

         12.7  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         12.8  Separability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         12.9  Binding Effect; Assignment; Preemptive Right of Buyers . . . . . . . . . . . . . . . . . . . . . . . .  30
         12.10  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         12.11  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         12.12  Post-Closing Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         12.13  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         12.14  No Other Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         12.15  Punitive Damages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         12.16  Joint and Several Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         12.17  Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                                   SCHEDULES

Schedule A              Co-Tenancy Property
Schedule 2.2(f)         Permits Related to Construction
Schedule 2.3            Allocation of Purchase Price
Schedule 5.3            Required Consents
Schedule 5.4            Certain Agreements
Schedule 5.7(a)         Environmental Permits
Schedule 5.7(b)         Environmental Matters
Schedule 5.7(c)         Environmental Notices
Schedule 7.6            Bonds
Schedule 12.1           Partnership Agreement
Schedule 12.1.1         Partnership Real Property
Schedule 12.1.2         Keep Cool Property
Schedule 12.1.3         Seven-Up Pete Property

                                    EXHIBITS

Exhibit A               Form of Assignment and Assumption Agreement
Exhibit B               Form of Special Warranty Deed
Exhibit C               Form of Note
Exhibit D               Form of Deed of Trust and Security Agreement
Exhibit E               Form of Partnership Agreement Amendment

                               PURCHASE AGREEMENT


                 Purchase Agreement (this "Agreement"), dated as of September 25, 1997, by and between Phelps Dodge Corporation, a New York corporation ("Seller"), acting through its division, Phelps Dodge Mining Company, and CR Montana Corporation, a Colorado corporation ("CR Montana"), and Canyon Resources Corporation, a Delaware corporation ("Canyon Resources" and, together with CR Montana, "Buyers" and each individually a "Buyer").

                                    RECITALS

                 A. Seller holds a 72.25% participating interest (the "Partnership Interest") in Seven-Up Pete Venture, an Arizona general partnership doing business as Seven-Up Pete Joint Venture (the "Partnership"). CR Montana holds a 27.75% participating interest in the Partnership.

                 B. Seller holds an undivided 50% interest as a tenant in common (the "Co-Tenancy Interest") in certain real property identified as co-tenancy property in Schedule A (the "Co-Tenancy Property"). CR Montana owns the other undivided 50% interest as a tenant in common in the Co-Tenancy Property.

                 C. Seller wishes to sell, and Buyers wish to purchase, on the terms of this Agreement, the Partnership Interest and the Co-Tenancy Interest.

                 It is therefore agreed as follows:

                 1. Sale and Purchase of Purchased Assets. Subject to the terms and conditions of this Agreement, at the closing referred to in Section 3 (the "Closing"), Seller shall sell, transfer and assign to CR Montana and to Canyon Resources all of Seller's right, title and interest, whether held directly or indirectly, in the Partnership Interest and the Co-Tenancy Interest (collectively, the "Purchased Assets"). Seller shall sell, transfer and assign the Purchased Assets to Buyers (as tenants in common as to the real property interests) in the undivided proportions of 50% for CR Montana and 50% for Canyon Resources or in such other proportions as Buyers may jointly advise Seller by notice as provided herein not later than five days prior to the Closing.

                 2.  Purchase Price.

                 2.1 Purchase Price. The aggregate purchase price for the Purchased Assets shall be an amount equal to the sum of (i) $5,000,000, (ii) the aggregate amount of all Second Contingent Payments (as defined in Section 12.1.2), if any, (iii) the amount of the Discretionary Payment (as defined in
Section 2.2(e)), if any, (iv) the aggregate amount of all Change of Ownership Payments (as defined in Section 2.2(h)), if any, (v) the amount of the Feasibility Study Payment (as defined in Section 12.1.2), if any and (vi) the aggregate amount of all Production Payments (as defined in Section 7.8), if any (the "Purchase Price").

                 2.2 Payment of Purchase Price. (a) At the Closing, Buyers shall pay $5,000,000 to Seller by certified check or wire transfer of immediately available funds to the account designated by Seller.

                 (b) At the Closing, Buyers shall duly execute and deliver to Seller the Note, which shall have an aggregate principal amount equal to the sum of (i) all Second Contingent Payments, if any, (ii) all Change of Ownership Payments, if any, (iii) the Feasibility Study Payment, if any, and (iv) all Production Payments, if any.

                 (c) If (i) any Person acquires, obtains or otherwise receives, or enters into a contract or other agreement of any kind to acquire, obtain or otherwise receive, directly or indirectly (whether through an Affiliate or otherwise), (A) any equity interest in Canyon Resources, CR Montana, the Partnership, any of the Partnership's assets or any portion of the Co-Tenancy Property or (B) any debt security or loan repayment obligation of Canyon Resources, CR Montana or the Partnership and (ii) any proceeds from any such transaction (or transactions) in excess of the amount (the "Board Amount") that the board of directors of Canyon Resources determines in good faith to be necessary to enable the Partnership to conduct the New Feasibility Study, obtain the Permits, obtain easements and rights of way necessary for the McDonald Gold Project and conduct related administrative activities, are used by either Buyer, the Partnership or any of their Affiliates for the direct or indirect benefit of the McDonald Gold Project or the general administrative expenses of CR Montana or the Partnership, Buyers shall pay an amount equal to the lesser of (x) the amount of such excess proceeds and (y) $20,000,000 to Seller by wire transfer of immediately available funds to the account designated by Seller. Such payment shall be made promptly, and in any event not more than 30 days after, the occurrence of any event described in the preceding sentence.

                 (d) If any Person acquires, obtains or otherwise receives, in any transaction, any portion of the assets (including real property and mining claims) associated with the Keep Cool Property, the McDonald Gold Project or the Seven-Up Pete Property, Buyers shall pay $20,000,000 to Seller by wire transfer of immediately available funds, provided that if 100% of the proceeds from such transaction are used by either Buyer, the Partnership or any of their Affiliates for the direct benefit of the McDonald Gold Project and the amount of such proceeds exceeds the Board Amount, Buyers shall pay an amount equal to the lesser of (x) the amount by which such proceeds exceed the Board Amount and (y) $20,000,000 to Seller by wire transfer of immediately available funds to the account designated by Seller (any such payment, together with any payment contemplated in the preceding Section 2.2(c), is a "Second Contingent Payment"). Such payment shall be made promptly, and in any event not more than 30 days after the occurrence of any event described in the preceding sentence.

                 (e) Buyers may, in their sole and exclusive discretion, pay Seller an amount equal to the difference between the amounts paid to Seller under Sections 2.2(c) and (d) and $20,000,000 (the "Discretionary Payment"). Such payment shall be made by wire transfer of immediately available funds to the account designated by Seller.

                 (f) Promptly, and in no event later than 60 days, after the earlier to occur of (i) the commencement of construction of the McDonald Gold Project and (ii) issuance of the Permits listed in Schedule 2.2(f) and the resolution of all administrative and judicial appeals of and challenges to those Permits, if any, or the passing of the time to file such appeals and challenges or a determination by the applicable Governmental Authority that such Permits are unnecessary for the construction and/or operation of the McDonald Gold Project (the "FSP Date"), Buyers shall pay to Seller by wire transfer of immediately available funds to the account designated by Seller an amount equal to the Feasibility Study Payment. Performance of any activity permitted by any Consent related to the McDonald Gold Project and in force on the date hereof shall not be deemed to constitute "the commencement of construction of the McDonald Gold Project" for purposes of clause (i) above. Notwithstanding the foregoing,

                 (i) if the FSP Date occurs on or before the first anniversary of the Closing Date, the amount of the Feasibility Study Payment, together with the sum of all Second Contingent Payments and Discretionary Payments made to Seller prior to the FSP Date, shall be at least $95,000,000 but not more than $145,000,000;

                  (ii) if the aggregate amount of all Second Contingent Payments and Discretionary Payments made to Seller equals $20,000,000 on or before the first anniversary of the Closing Date, the amount of the Feasibility Study Payment shall be at least $75,000,000 but not more than $125,000,000;

                  (iii) if the aggregate amount of all Second Contingent Payments and Discretionary Payments made to Seller equals $20,000,000 after such first anniversary but on or before the second anniversary of the Closing Date, the amount of the Feasibility Study Payment shall be at least an amount equal to $75,000,000 plus the product of (1) $1,666,000 and (2) the number of months between the calendar month in which the first anniversary of the Closing Date occurs and the calendar month in which such aggregate amount reached $20,000,000, but not more than $125,000,000;

                 (iv) if the FSP Date occurs after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date and the aggregate amounts of all Second Contingent Payments and Discretionary Payments made to Seller on or before the first anniversary of the Closing Date did not equal $20,000,000, the amount of the Feasibility Study Payment, together with the sum of all Second Contingent Payments and Discretionary Payments made to Seller prior to the FSP Date, shall be at least an amount equal to $95,000,000 plus the product of (1) $1,666,000 and (2) the number of months between the calendar month in which the first anniversary of the Closing Date occurs and the calendar month in which the FSP Date occurs, but not more than $145,000,000;

                 (v) if the aggregate amount of all Second Contingent Payments and Discretionary Payments made to Seller does not equal $20,000,000 until after the second anniversary of the Closing Date, the amount of the Feasibility Study Payment shall be at least $95,000,000 but not more than $125,000,000; and

                 (vi) if the FSP Date occurs after the second anniversary of the Closing Date and neither the condition set forth in clause (ii) nor that in clause (iii) above has occurred, the amount of the Feasibility Study Payment, together with the sum of all Second Contingent Payments and Discretionary Payments made to Buyer prior to the FSP Date, shall be at least $115,000,000 but not more than $145,000,000.

                 (g) If (i) any Person acquires, obtains or otherwise receives, directly or indirectly in a single transaction or a series of related transactions, (A) a significant portion of, or any undivided interest in, the assets (including real property and mining claims) associated with the McDonald Gold Project, the Keep Cool Property or the Seven-Up Pete Property or (B) an agreement or any other commitment of any kind from Canyon Resources, CR Montana, the Partnership or any of their Affiliates that the McDonald Gold Project will not be developed and (ii) such Person does not deliver to Seller a pro rata assumption of Buyers' obligations under Sections 2.2(f), 2.2(h) and 7.11 of this Agreement in form and substance reasonably satisfactory to Seller, Buyers shall, upon the consummation or occurrence of any such transaction, pay to Seller by wire transfer of immediately available funds, an amount equal to the product of (1) the proceeds or other consideration of such transaction and (2) 0.7225, less an amount equal to Buyers' reasonable expenses incurred in connection with the development of the McDonald Gold Project from the day after the Closing Date until the day before the date of such transaction occurred and any amounts previously paid to Seller under Sections 2.2(a), (c), (d), (e) and (f) (the "Change of Ownership Payment").

                 (h) If, upon commencement of production of gold at the McDonald Gold Project, the aggregate amount of the Purchase Price paid to Seller does not equal $150,000,000, Buyers shall promptly, and in no event more than 30 days after the end of each calendar quarter, pay to Seller by wire transfer of immediately available funds an amount equal to the Production Payment for such quarter. Buyers' obligation to make such Production Payment shall cease and terminate when the aggregate Purchase Price reaches $150,000,000.

                 2.3 Allocation of Purchase Price. The aggregate amount of the Purchase Price and the Purchased Assets Liabilities shall be allocated among the Purchased Assets as provided in Schedule 2.3. Seller, Buyers and their respective Affiliates shall prepare all Tax returns in a manner that is consistent with such allocation, to the extent permitted by applicable Law.

                 3. Closing. The Closing of the sale and purchase of the Purchased Assets provided for in Section 1 shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022, effective as of 6:00 a.m. Phoenix, Arizona time on September 25, 1997, or if all of the conditions to each Party's obligations hereunder have not been satisfied or waived by such date, as soon after all such conditions have been satisfied or waived as is reasonably practicable (the "Closing Date").

                 4. Assumption of Purchased Assets Liabilities. Subject to completion of the Closing, Buyers will assume, and thereafter pay, fully satisfy and perform when due, the Purchased Assets Liabilities.

                 5. Representations and Warranties of Seller. Seller represents and warrants to Buyers as follows:

                 5.1 Organization, Standing and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has full corporate power and authority to enter into and perform this Agreement.

                 5.2 Authorization of Agreement. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary actions of Seller, and this Agreement constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except to the extent enforceability may be limited by (a) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

                 5.3 No Conflicts; Consents of Third Parties. Except as set forth in Schedule 5.3, the execution, delivery and performance of this Agreement by Seller will not violate, conflict with or constitute a default under (a) the certificate of incorporation or by-laws of Seller; (b) any note, bond, mortgage, indenture, lease, license, contract, agreement, or other instrument or obligation to which Seller is a party; or (c) any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchased Assets, except, in the case of clauses (b and (c), for violations, breaches, defaults, or other occurrences that would not prevent consummation of the transactions contemplated hereby and would not, in the aggregate, have a material adverse effect on the Purchased Assets. No Consent of any Governmental Authority is required on the part of Seller in connection with the execution, delivery and performance of this Agreement, except for any Consent referred to in Schedule 5.3.

                 5.4 Material Contracts. There are no orders, leases, commitments, agreements and instruments to which the Partnership is a party or by which it or its properties are bound that require payments by the Partnership of more than $100,000 or which are not cancelable by the Partnership on notice of 180 or fewer days, other than any agreements listed on
Schedule 5.4. All agreements listed on Schedule 5.4 are in full force and effect in accordance with their terms and are free of material default by the Partnership and, to Seller's knowledge, other Persons parties thereto. All fire, liability and other insurance with respect to the Partnership or the Business will terminate at the Closing.

                 5.5 Employees. Since its formation, the Partnership has not had any employees.

                 5.6 Litigation; Compliance with Laws. (a) There is no judicial or administrative action or proceeding, arbitration or governmental investigation (each an "Action") pending, or to Seller's knowledge, threatened against Seller, the Partnership, or the Purchased Assets (i) with respect to any action taken or to be taken by Seller in connection with this Agreement, or
(ii) as a general partner of the Partnership or Manager, or by reason of Seller's status as such a general partner or Manager, (iii) with respect to the quality or extent of Seller's title to or interest in the Purchased Assets, or
(iv) with respect to the Partnership only, in connection with any violation or alleged violation of any Law.

                 (b) To Seller's knowledge, there is no Action threatened against Seller, the Partnership or the Purchased Assets that individually or in the aggregate could reasonably be expected to have a material adverse effect on the Partnership.

                 (c) Except with respect to environmental matters, which are exclusively dealt with in Section 5.7, the Partnership has complied in all material respects with all Laws applicable to the Partnership, and Seller has complied in all material respects with all Laws applicable to its Co-Tenancy Interest, in each case, except for such violations that individually and in the aggregate could not reasonably be expected to have a material adverse effect on Seller or the Partnership.

                 5.7 Environmental Matters. (a) The Partnership has obtained each of the permits listed on Schedule 5.7(a) (the "Environmental Permits").
To Seller's knowledge, the Environmental Permits are in effect on the date hereof free of material default by the Partnership, Seller or any other Person party thereto.

                 (b) To Seller's knowledge, (i) the Partnership has not received any written notice from any Governmental Authority that the Partnership is not in compliance with any Environmental Law and (ii) neither the Partnership nor the Manager has received any other form of notification from a Governmental Authority or any other Person to such effect since such date. Except with respect to the matters listed in Schedule 5.7(b), to Seller's knowledge, the Partnership is not in violation of any Environmental Law and will not incur any Environmental Liabilities and Costs, or be required to take any Remedial Action, with respect to past activities of the Partnership or arising out of or relating to the Purchased Assets as they currently exist, except for such violations, Environmental Liabilities and Costs or Remedial Actions that individually and in the aggregate could not reasonably be expected to have a material adverse effect on Seller or the Partnership.

                 (c) Except as disclosed in Schedule 5.7(c), neither Seller nor, to Seller's knowledge, the Partnership has received any notice from a Governmental Authority having jurisdiction or other Person that Seller, the Partnership, or any of its predecessors in ownership of the Partnership Real Property or Co-Tenancy Property, may be or is a responsible person for purposes of Remedial Action, other corrective action, response costs, penalties or other obligations under CERCLA or any other Environmental Law, except for Remedial Action in connection with matters identified in Schedule 5.7(b). To Seller's knowledge, no Hazardous Material has been utilized on the Partnership Real Property by Seller, the Partnership, or any agent, representative or contractor acting for, or partner of, the Partnership, except in compliance with Environmental Laws.

                 5.8 Finders. Seller has not employed or utilized the services of any financial advisor, broker or finder in connection with this Agreement or the transactions contemplated by it.

                 5.9 Manager's Standard of Care. The Manager has not breached the standard of care set forth under section 8.3 of the Partnership Agreement in connection with its conduct of the Operations (as defined in the Partnership Agreement) of the Partnership.

                 5.10 Permits. To Seller's knowledge, items one through eighteen of Schedule 2.2(f) constitute a complete and accurate list of all Consents necessary to operate the McDonald Gold Project in the manner contemplated in the Plan of Operations to Support an Application for a Hard Rock Mining Permit, filed by the Partnership with the Montana Department of State Lands on November 21, 1994.

                 6.  Representations and Warranties of Buyers.   Buyers
represent and warrant to Seller, as follows:

                 6.1 Buyers' Organization. CR Montana is a corporation duly organized, validly existing and in good standing under the laws of Colorado. Canyon Resources is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each Buyer has the full corporate power and authority to enter into and to perform this Agreement.

                 6.2 Authorization of Agreement. The execution, delivery and performance of this Agreement by each Buyer has been duly authorized by all necessary corporate action, and this Agreement constitutes the valid and binding obligation of each Buyer enforceable against each Buyer in accordance with its terms, except to the extent enforceability may be limited by (a) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

                 6.3 No Conflicts; Consents of Third Parties. The execution, delivery and performance of this Agreement by Buyers will not violate, conflict with or constitute a default under (a) the certificate of incorporation or by-laws of either Buyer; (b) any note, bond, mortgage, indenture, lease, license, contract, agreement, or other instrument or obligation to which either Buyer is a party or by which either Buyer or its respective properties are bound; or (c) any order, writ, injunction, decree, statute, rule or regulation applicable to either Buyer except, in the case of clauses (b) and (c), for violations, breaches, defaults or other occurrences that would not prevent consummation of the transactions contemplated hereby. No Consent of any Governmental Authority is required on the part of either Buyer in connection with the execution, delivery and performance of this Agreement.

                 6.4 Litigation. There is no action pending or, to the knowledge of either Buyer, threatened, that (a) seeks to enjoin any action taken or to be taken by either Buyer, in connection with this Agreement or (b) could have a material adverse effect upon either Buyer's ability to perform its obligations under this Agreement.

                 6.5 Finders. Neither Buyer has employed or utilized the services of any financial advisor, broker or finder in connection with this Agreement or the transactions contemplated by it.

                 7.  Further Agreements of the Parties.

                 7.1 Access to Information. (a) Prior to the Closing, Buyers may make such investigation of the Business and properties of the Partnership and the Purchased Assets as Buyers may desire, and upon reasonable notice Seller shall give to Buyers and their counsel, accountants and other representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the property, books, commitments, agreements, technical data, records and files of the Partnership and of the Seller pertaining to the Partnership, the Business and the Purchased Assets. Seller shall furnish to Buyers during that period all copies of documents and information concerning the Partnership and its Business as Buyers may reasonably request, subject to applicable Law. Seller will make commercially reasonable efforts to make reasonably available for consultation with Buyers, its employees and, at Buyers' expense, employees of consultants who are familiar with the Partnership, the Business and the Purchased Assets.

                 (b) Each Buyer shall hold, and shall cause its counsel, accountants and other agents and representatives to hold, all such information and documents in strict confidence. Each Buyer shall not, and shall cause its counsel, accountants and other agents and representatives not to, disclose any such information or documents to any Person or the public without the prior written consent of Seller.

                 7.2  Other Action.  Each of the Parties shall use best efforts
(i) to cause the fulfillment at or prior to the Closing Date of all of the conditions to their respective obligations to consummate the sale and purchase of the Purchased Assets under this Agreement and (ii) to effect the consummation of the transactions contemplated by this Agreement.

                 7.3 Publicity. Prior to the Closing, all press releases, filings and other disclosures concerning the transactions contemplated hereby made by any Party will be provided to each other Party for review and comment, and except for such filings and disclosures as are required by Law to be made, will be subject to the approval of each other Party hereto, which approval will not be unreasonably withheld.

                 7.4 Tax Matters. (a) All sales, transfer and other similar Taxes and recording and other similar fees and charges payable in connection with the transactions contemplated by this Agreement shall be paid by Buyers.

                 (b) Seller shall prepare all tax returns required to be filed by the Partnership for all periods ending on or prior to the Closing Date. Buyers shall prepare or cause to be prepared all other tax returns required to be filed by the Partnership for all periods that include the Closing Date and forward the drafts of such returns to Seller for its review at least 30 days prior to the due date for filing (including any applicable extension). Seller and Buyers shall in good faith cooperate with each other in connection with the preparation and filing of all tax returns required to be filed by the Partnership for all periods or portions thereof ending on or prior to or including the Closing Date and in connection with the conduct of tax audit or other proceedings and the administration of other tax matters relating to such tax returns or periods.

                 (c) Buyers' obligation to pay the Purchase Price (other than $5,000,000 payable at the Closing pursuant to Section 2.2(a)) shall constitute indebtedness of Buyers for federal income tax purposes. The fair value of such indebtedness to Seller as of the Closing Date shall be the amount reasonably determined, and notified to Buyers, by Seller no later than the due date for filing of the federal income tax return of Seller for the taxable year including the Closing Date. Such indebtedness shall constitute a "contingent payment debt instrument" within the meaning of section 1.1275-4(a) of the Treasury Regulations with its issue price equal to zero pursuant to section 1.1274-2(g) of the Treasury Regulations. Seller and Buyers shall not take any position inconsistent with such agreed treatment in connection with the preparation and filing of tax returns or the administration of other tax matters.

                 (d) All amounts payable by Buyers under this Agreement shall be made without any deduction or withholding for or on account of any Tax. If any such deduction or withholding is required, Buyers will pay to Seller such additional amount as is necessary to ensure that the net amount actually received by Seller (free and clear of Taxes, whether assessed against Buyers or Seller) will equal the full amount Seller would have received had no such deduction or withholding been required.

                 7.5 Releases by Buyers. As of the Closing, Buyers will release and forever discharge Seller from any and all of (a) Buyers' rights to seek reimbursement for or to make any claim against Seller in respect of Environmental Liabilities and Costs arising under any Environmental Law, including without limitation CERCLA and (b) obligations Seller may have to Buyers arising out of or resulting from Purchased Assets Liabilities, the Partnership Agreement, including without limitation Seller's services as Manager, the Co-Tenancy Agreement and the Sieben Ranch Agreement; provided, however, that during the survival period contemplated in Section 10.1, the foregoing release and discharge shall not apply to any matters or conditions that constitute a breach of Seller's representations and warranties under
Section 5 of this Agreement.

                 7.6 Release of Guarantees, etc. Seller, in its capacity as Manager, has obtained certain bonds identified on Schedule 7.6 on behalf of the Partnership and, in its individual capacity, has certain indemnification obligations with respect to such bonds. Buyers shall use commercially reasonable efforts to obtain a complete and unconditional release of Seller as soon as practical after the Closing with respect to such bonds (whether by replacement of such bonds, by the complete and unconditional release of Seller thereunder or otherwise) and of other Purchased Asset Liabilities specified by Seller.

                 7.7 New Feasibility Study. (a) Buyers shall engage an internationally recognized engineering firm mutually acceptable to Buyers and Seller (the "Engineering Firm") to prepare a study (the "New Feasibility Study") and any amendments thereto that will, among other things, set forth the aggregate number of troy ounces of minable reserves of gold in the McDonald Gold Project using as the price of a troy ounce of gold a base case and related price sensitivities determined by the Engineering Firm in its best judgment.

                 (b) The New Feasibility Study shall be a comprehensive study and report on the existing ore bodies as currently defined or as may be expanded by further analysis and any additional orebodies which may be discovered as the result of further studies in, on or under any sector of the McDonald Gold Project and of the possibility and advisability of bringing the same into commercial production and thereafter operating the same on a commercial basis. The New Feasibility Study shall be sufficient to demonstrate whether or not a deposit of minerals exists within such Project in such quantity and of such quality so that products produced from such deposit will yield sufficient revenue to pay for, or service debt incurred to pay for, the costs of developing the mine, constructing the treatment facilities, producing products, paying the Feasibility Study Payment and any Production Payments, reclaiming such Project affected by such operations and to provide a reasonable rate of return on the necessary equity investment. The New Feasibility Study shall be prepared in a manner consistent with internationally accepted standards of engineering and operating practices and shall be of a quality normally reviewed by international lending institutions for evaluation of project financing and shall include: (i) recommendations as to the nature, extent and timing of the development of the same with a view to bringing the same into commercial production; mining and/or milling methods; nature and capacity of the mine, mill or ancillary facilities relating thereto; waste disposal; and marketing arrangements; (ii) details as to the geological and mineable ore reserves by category, grade and with dilution factors indicated; transportation factors; overburden and stripping ratios; bulk sampling with ore assay comparisons; environmental requirements; and costs and cash flow estimates and analyses relating thereto; (iii) a mine construction plan and construction budget; (iv) such other factual information, if any, as might reasonably be expected to be required in the normal course by a senior mining company to enable it to authorize a development program; (v) a proposed project area of sufficient size to permit development of the mineralized resource identified and to accommodate all the necessary infrastructure. Buyers shall cause the New Feasibility Study to be completed by the FSP Date. Buyers shall pay the cost of preparing such study and any amendments thereto.

                 (c) Within 10 days of the FSP Date, Buyers shall cause the Engineering Firm to deliver to Seller an amendment to the Feasibility Study that sets forth the aggregate number of troy ounces of minable reserves of gold on all properties in the McDonald Gold Project using as the price of a troy ounce of gold the price equal to the average spot price of a troy ounce of gold determined by the daily afternoon fix on the London Bullion Market for the 30 business days immediately prior to the FSP Date (the "Minable Ounces").

                 7.8 Waiver of Rights Under Co-Tenancy Agreement. CR Montana hereby waives its right of first refusal under the Co-Tenancy Agreement.

                 7.9 Production Payments. (a) Buyers shall pay Seller quarterly for each calendar quarter (or partial calendar quarter) of production from the McDonald Gold Project after the Closing an amount in dollars equal to the product of (i) 0.7225 and (ii) the product of (1) the number of troy ounces of gold in any form sold or otherwise transferred by the Partnership or any successor entity of any kind in such quarter (or partial quarter) and (2) (A) $0.00, if the Gold Price is less than or equal to $350.00, (B) $3.00, if the Gold Price is greater than $350.00 but less than or equal to $375.00, (C) $5.00, if the Gold Price is greater than $375.00 but less than or equal to $400.00, (D) $7.00, if the Gold Price is greater than $400.00 but less than or equal to $425.00 and (E) $10.00, if the Gold Price is greater than $425.00 (each such payment being a "Production Payment"); provided that Buyer's obligation to make such payments to Seller shall cease when the aggregate amount of such payments plus the amount of all other payments made to Seller pursuant to Sections 2.2(a),(c),(d), (e), (f) and (g) equals $150,000,000. For purposes of this Section, "Gold Price" shall mean, for any calendar quarter (or partial calendar quarter), the average spot price of a troy ounce of gold, determined by the daily afternoon fix on the London Bullion Market, for such quarter (or partial quarter).

                 (b) Buyers will make the payment contemplated in Section 7.10(a) within 30 days of the end of each calendar quarter. Such payment shall be accompanied by a certificate of Buyers setting forth (x) the number of troy ounces of gold in any form sold or otherwise transferred by the Partnership or any successor entity of any kind in such quarter (or partial quarter), if any,
(y) the Gold Price for such quarter (or partial quarter) and (z) the methodology and data used to calculate such number and such Gold Price. If Seller questions any aspect of such certificate as provided in the foregoing sentence and such questions are not resolved to Seller's satisfaction within 30 days of delivery of such questions to Buyers, Seller shall be entitled to request an audit by an independent accountant reasonably satisfactory to it and Buyers to determine such number and such Gold Price. A determination by such independent accountant shall be final and binding on the parties, absent manifest error. Buyers will make any necessary payment adjusting any applicable Production Payment within 10 days of the earlier of satisfactory resolution of Seller's questions or a determination by such independent accountant. Seller will bear the cost of such audit if the audit reveals no variance in the number of troy ounces of gold sold or the Gold Price set forth in the certificate. Buyers will bear the cost of such audit if it reveals any such variance.

                 (c) In the event Buyers are required to make any Production Payments, Buyers and Seller will agree on a mutually acceptable method of securing such payment obligations.

                 (d) In the event Buyers enter into negotiations regarding definitive agreements with a lender or lenders to provide project financing for development and operation of the McDonald Gold Project, Seller shall agree with Buyers to subordinate, on commercially reasonable terms, Seller's right to receive Production Payments to the rights of such lender or lenders to receive periodic repayments of interest on and principal of loans related to such financing, but only to the extent that the proceeds of such financing are actually expended on or for the benefit of the McDonald Gold Project.

                 7.10 Conduct of the Business Pending the Closing. Until the Closing, Seller shall comply with, and shall cause the Partnership to comply with, the provisions set forth below:

                 (a) the Partnership shall operate the Business in the ordinary course in accordance with the Current Program and Budget;

                 (b) the Partnership shall not make any distributions of any kind to its general partners;

                 (c) except as required by this Agreement or with the consent of all Parties, neither the Partnership Agreement nor the Current Program and Budget shall be amended or terminated;

                 (d) the Partnership shall use reasonable efforts to maintain and preserve its Business intact, and to maintain its relationships with suppliers and others so that those relationships will be preserved after the Closing; and

                 (e) the Partnership shall not sell, assign, voluntarily encumber, grant a security interest in or license with respect to, release or otherwise dispose of, any of its assets or properties, tangible or intangible, or incur any material liabilities, except for sales and dispositions made or liabilities incurred in the ordinary course of business in accordance with the Current Program and Budget.

                 7.11 Obtaining Certain Permits. Buyers shall take all action necessary to cause the Partnership to work diligently and in good faith to obtain each of the Permits as soon as reasonably possible.

                 7.12 Certain Actions Related to the Partnership. At the Closing, the Parties shall execute and deliver the Partnership Agreement Amendment.

                 7.13  Sieben Ranch Agreement.   Buyers shall, at their
expense, use commercially reasonable efforts to obtain a release of Seller's obligations (as a general partner in the Partnership) under the Sieben Ranch Agreement from Sieben Ranch Company in form and substance reasonably satisfactory to Seller.

                 7.14 Certain Transfers. Without the prior written consent of Seller, which shall not be unreasonably withheld, and receipt of written notice from Seller that Seller has received a pro rata assumption of Buyers' obligations under Sections 2.2(f) and (g) and 7.11 in form and substance reasonably satisfactory to Seller, Buyers shall not enter into any transaction or series of related transactions pursuant to which any Person acquires, obtains or otherwise receives, directly or indirectly, (A) a greater than 50% equity interest in Canyon Resources, CR Montana or the Partnership, (B) a significant portion of, or any undivided interest in, the assets (including real property and mining claims) associated with the McDonald Gold Project or
(C) an agreement or commitment of any kind from Canyon Resources, CR Montana, the Partnership or any of their Affiliates, that the McDonald Gold Project will not be developed.

                 7.15 Reporting of Certain Transactions. Not later than the date on which any Person acquires, obtains or otherwise receives, or enters into a contract or other agreement of any kind to acquire, obtain or otherwise receive, directly or indirectly in any transaction (whether through an Affiliate or otherwise), (i) any equity interest in Canyon Resources, CR Montana, the Partnership, any of the Partnership's assets or any portion of the Co-Tenancy Property, (ii) any debt security or loan repayment obligation of Canyon Resources, CR Montana or the Partnership, (iii) any portion of, or undivided interest in, the assets (including real property and mining claims) associated with the Keep Cool Property, the McDonald Gold Project or the Seven-Up Pete Property or (iv) B) an agreement or any other commitment of any kind from Canyon Resources, CR Montana, the Partnership or any of their Affiliates that the McDonald Gold Project will not be developed, Buyers will deliver a written notice to Seller describing in reasonable detail the terms of such transaction, including the aggregate proceeds or other consideration received from such transaction. Buyers shall use best efforts to provide Seller with such notice at least three business days prior to the consummation of any such transaction. Notwithstanding the foregoing, Buyers shall not be obligated to deliver any such notice to Sellers with respect to any single transaction or series of related transactions involving proceeds of less than $2,000,000 if (A) such transaction or series of related transactions is entered into in the ordinary course of business and (B) the incurrence of such transaction would not, in conjunction with other applicable conditions, trigger a payment obligation to Seller under Sections 2.2(c), (d), (f) or (g).

                 8.  Conditions of Closing.

                 8.1 Conditions Precedent to Obligations of Buyers. The obligations of Buyers to consummate the purchase of the Purchased Assets under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Buyers):

                 (a) all representations and warranties of Seller in Section 5 shall be true and correct in all material respects when made and at and as of the time of the Closing with the same effect as though made again at and as of that time;

                 (b) Seller shall have performed and complied in all material respects with all material obligations and covenants required by this Agreement to be performed or complied with by Seller prior to or at the Closing;

                 (c) Buyers shall have been furnished with a certificate from Seller (dated the Closing Date) executed by an authorized officer of Seller certifying to the fulfillment of the conditions specified in Sections 8.1(a) and 8.1(b); and

                 (d) no injunction or order of any court or administrative agency of competent jurisdiction that restrains or prohibits the sale and purchase of the Partnership Interest shall be in effect.

                 8.2 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the sale of the Purchased Assets under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Seller):

                 (a) all representations and warranties of Buyers in Section 6 shall be true and correct in all material respects when made and at and as of the time of the Closing with the same effect as though made again at and as of that time;

                 (b) Buyers shall have performed and complied in all material respects with all material obligations and covenants required by this Agreement to be performed or complied with prior to or at the Closing;

                 (c) Seller shall have been furnished with a certificate from each Buyer (dated the Closing Date) executed by an authorized officer of each Buyer certifying to the fulfillment with respect to Buyers of the conditions specified in Sections 8.2(a) and 8.2(b); and

                 (d) no injunction or order of any court or administrative agency of competent jurisdiction that restrains or prohibits the sale and purchase of the Partnership Interest shall be in effect.

                 9.  Documents to be Delivered at the Closing.

                 9.1 Documents to be Delivered by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyers the following:

                 (a) a special warranty deed, dated as of the Closing Date, conveying to Buyers an undivided interest in Seller's interest in all parcels of the Co-Tenancy Property in the proportions provided in
         Section 1, which special warranty deed shall be substantially in the form of Exhibit B, together with all necessary transfer declarations;

                 (b) an executed Assignment and Assumption Agreement, dated as of the Closing Date;

                 (c) an executed Partnership Agreement Amendment, dated as of the Closing Date;

                 (d)  the certificate referred to in Section 8.1(c); and

                 (e) all other certificates, records, and documents required by the terms of this Agreement to be delivered by Seller.

                 9.2 Documents to be Delivered by Buyers. At the Closing, Buyers shall deliver, or cause to be delivered, to Seller the following:

                 (a) $5,000,000 by certified check or wire transfer of immediately available funds;

                 (b) an executed Assignment and Assumption Agreement, dated as of the Closing Date;

                 (c) an executed Partnership Agreement Amendment, dated as of the Closing Date;

                 (d)  an executed Note, dated the Closing Date;

                 (e) an executed Deed of Trust and Security Agreement, dated the Closing Date;

                 (f) an executed Application or Applications for Registration of Amended Certificate of Assumed Business Name in the State of Montana, in form and substance satisfactory to Seller;

                 (g)  the certificate referred to in Section 8.2(c); and

                 (h) all other certificates, records, and documents required by the terms of this Agreement to be delivered by Buyers.

                 10.  Indemnification and Related Matters.

                 10.1 Survival of Representations and Warranties. The representations and warranties contained in Sections 5 and 6 shall survive for a period of one year after the Closing Date and expire on the first anniversary thereof. No arbitration, lawsuit, action or proceeding may be brought with respect to such respective representations and warranties after that one year period.

                 10.2  Indemnification.

                 10.2.1 By Seller. From and after the Closing, Seller will indemnify and hold harmless each Buyer from and against any Losses incurred or sustained by Buyers arising out of or resulting from any breach by Seller of any covenant made by Seller in this Agreement. Buyers' rights to be indemnified and held harmless under this Section 10.2.1 (referred to in Section
10.3 as "indemnification") shall be limited as follows: the amount of any Losses incurred by either Buyer shall be reduced by the net amount either Buyer recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other party in respect of such Losses and the amount of Tax benefits realized by either Buyer in respect of such Losses, and Buyers shall use reasonable efforts to effect any such recovery that may be available to it.

                 10.2.2 By Buyers. From and after the Closing, Buyers will jointly and severally indemnify and hold harmless Seller from and against any Losses incurred or sustained by Seller arising out of or resulting from (a) any breach by either Buyer of any covenant or other obligation of Buyers in this Agreement, (b) any failure by either Buyer to pay, discharge or perform any of the Purchased Assets Liabilities and (c) the Sieben Ranch Agreement. Seller's rights to be indemnified and held harmless under this Section 10.2.2 (referred to in Section 10.3 as "indemnification") shall be limited as follows: (i) the amount of any Losses incurred by Seller shall be reduced by the net amount Seller recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other party in respect of such Losses and the amount of Tax benefits realized by Seller in respect of such Losses, and Seller shall use reasonable efforts to effect any such recovery that may be available to it and (ii) Buyers' obligations with respect to payment of the Purchase Price shall be non-recourse and secured only by the Deed of Trust and Security Agreement.

                 10.3 Indemnification Procedures. Promptly after discovery of any facts which an Indemnitee believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect of such facts is to be made against an Indemnitor, notify such Indemnitor in writing in reasonable detail of such facts, provided, however, that the failure to give such notice shall not affect such indemnity claim unless the Indemnitor has been materially prejudiced thereby. If a claim or action that may involve a claim for indemnification hereunder is asserted or brought against an Indemnitee by a third Person, such Indemnitee shall notify the Indemnitor of such claim or action, and the Indemnitor shall be entitled to participate in such claim or action, to assume the defense of such claim or action with counsel reasonably satisfactory to the Indemnitee, and to settle or compromise such claim or action. After notice to the Indemnitee of the Indemnitor's election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense of such claim other than reasonable costs of investigation. If the Indemnitor does not elect to assume the defense of such claim or action, the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect thereto, and may settle or compromise any such claim or action without the consent of the Indemnitor unless the Indemnitor acknowledges full responsibility for such claim or action and demonstrates to the reasonable satisfaction of the Indemnitee its financial ability to pay such claim or action in full. The Parties shall render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or proceeding.

                 10.4 Exclusive Rights; etc. (a) For any breach of any obligation under or claim with respect to any representation, warranty, covenant or obligation contained in this Agreement, the sole recourse of the injured Party after the Closing shall be under the provisions of this Section 10.

                 (b) Buyers acknowledge that except as included in this Agreement neither Seller nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Partnership or the Purchased Assets or the Business, and neither Seller nor any other Person shall be subject to any liability to Buyers or any other Person resulting from the distribution or availability to Buyers, or Buyers' use, of any such information (including without limitation the Feasibility Study, the Application for a Hard Rock Mining Operating Permit and the Plan of Operations to Support an Application for a Hard Rock Mining Operating Permit filed with the Montana Department of State Lands on November 21, 1994 (collectively, as each is amended, modified or supplemented through the date hereof, the "Plan of Operations"), and all supporting and related studies, and any other brochure, publication or information distributed or made available to Buyer). Buyers acknowledge that Buyers and their representatives have the experience and knowledge to evaluate the financial condition, assets and liabilities of the Partnership; that Buyers and their representatives have had access to such of the information and documents and to such of the real property, fixtures and tangible personal property of the Partnership as Buyers and their representatives shall have requested to see and/or review; that Buyers and their representatives have had a full opportunity to meet with appropriate employees of Seller and others to discuss the financial condition, assets and liabilities of the Partnership; and that, in determining to acquire the Purchased Assets and, therefore, the underlying assets of the Partnership (including the real property, fixtures and the tangible personal property), Buyers have made their own investigation into, and based thereon Buyers have formed an independent judgment concerning, the Purchased Assets and the underlying assets of the Partnership (including the real property, fixtures and the tangible personal property). IT IS THEREFORE EXPRESSLY UNDERSTOOD AND AGREED THAT BUYERS ACCEPT THE PURCHASED ASSETS WITHOUT ANY REPRESENTATION, WARRANTY OR GUARANTEE, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE AS TO THE CONDITION, SIZE, EXTENT, QUANTITY, TYPE OR VALUE OF SUCH PROPERTY OR THE MINERALIZATION CONTAINED THEREIN EXCEPT AS EXPRESSLY PROVIDED HEREIN.

                 11. Arbitration. (a) Any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement, or the breach, termination or validity thereof, shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the commercial rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be Phoenix, Arizona. Notwithstanding Section 12.14, the arbitration and this clause shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1 et seq.

                 (b) The arbitration shall be conducted by three arbitrators. The party initiating arbitration (the "Claimant") shall appoint its arbitrator in its request for arbitration (the "Request"). The other party ("the Respondent") shall appoint its arbitrator within 15 days of receipt of the Request and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such 15 day period, the arbitrator named in the Request shall decide the controversy or claim as a sole arbitrator. Otherwise, the two arbitrators appointed by the parties shall appoint a third arbitrator within 15 days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator. When the arbitrators appointed by the Claimant and Respondent have appointed a third arbitrator and the third arbitrator has accepted the appointment, the two arbitrators shall promptly notify the parties of the appointment of the third arbitrator. If the two arbitrators appointed by the parties fail or are unable so to appoint a third arbitrator or so to notify the parties, then the appointment of the third arbitrator shall be made by the American Arbitration Association, which shall promptly notify the parties of the appointment of the third arbitrator. The third arbitrator shall act as Chair of the panel.

                 (c) The arbitral award shall be in writing and shall be final and binding on the parties. The award may include an award of costs, including reasonable attorneys' fees and disbursements. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

                 12.  Miscellaneous.

                 12.1  Definitions and Certain Interpretive Matters.

                 12.1.1 Terms Generally. The words "hereby", "herein", "hereof", "hereunder" and words of similar import refer to this Agreement as a whole (including the Exhibits and Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The definitions given for terms in this Section 12.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. All references to "dollars" or "$" shall be deemed references to the lawful money of the United States of America.

                 12.1.2 Certain Terms. Whenever used in this Agreement (including in the Exhibits and Schedules), the following terms shall have the respective meanings given to them below or in the Sections indicated below:

                 Action:  as defined in Section 5.6.

                 Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the first Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

                 Agreement: this Purchase Agreement, including the Exhibits and Schedules hereto.

                 Assignment and Assumption Agreement: an assignment and assumption agreement in the form of Exhibit A.

                 Board Amount:  as defined in Section 2.2(c).

                 Business: all of the businesses and operations conducted by the Partnership.

                 Buyers:  as defined in the first paragraph of this Agreement.

                 Canyon Resources: as defined in the first paragraph of this Agreement.

                 CERCLA: the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq.

                 Change of Ownership Payment:  as defined in Section 2.2(g).

                 Claimant:  as defined in Section 11(b).

                 Closing:  as defined in Section 1.

                 Closing Date:  as defined in Section 3.

                 Code:  the Internal Revenue Code of 1986, as amended.

                 Consent: any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

                 Co-Tenancy Agreement: Co-Tenancy Agreement dated February 4, 1992 between Phelps Dodge Mining Company and CR Montana Corporation.

                 Co-Tenancy Interest:  as defined in Recital B.

                 Co-Tenancy Property:  as defined in Recital B.

                 CR Montana: as defined in the first paragraph of this Agreement.

                 Current Program and Budget: the program and budget duly adopted by Seller and CR Montana that is currently in effect for the Business of the Partnership, as the same may be modified in practice by the terms of the Partnership Agreement.

                 Deed of Trust and Security Agreement: a deed of trust and security agreement in the form of Exhibit D.

                 Discretionary Payment:  as defined in Section 2.2(e).

                 Engineering Firm:  as defined in Section 7.7.

                 Environmental Laws: all Laws relating to the protection of the environment, to human health and safety, to reclamation or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release, threatened Release or transportation of any Hazardous Materials including, without limitation, (a) CERCLA, the Resource Conservation and Recovery Act, the Clean Air Act, as amended, the Clean Water Act, as amended, the Endangered Species Act, the Toxic Substance Control Act, as amended, the Historic Preservation Act and the Occupational Safety and Health Act of 1970, as amended, (b) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, recycling, transport or handling of Hazardous Materials.

                 Environmental Liabilities and Costs: all Losses, whether direct or indirect, known or unknown, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws, including, without limitation, all Losses related to Remedial Actions, and all fees, capital costs, disbursements and expenses of counsel, experts, contractors, personnel and consultants based on, arising out of or otherwise in respect of: (i) the Business or any property (including any Partnership Real Property) owned, leased or used by the Partnership or its predecessors, or the Co-Tenancy Property; (ii) the conditions existing on, under, above, or about any such property and (iii) expenditures necessary to cause such property or any aspect of the Business to be in compliance with any and all requirements of Environmental Laws.

                 Environmental Permits:  as defined in Section 5.7(a).

                 Feasibility Study: the McDonald Gold Project Feasibility Study, dated September 1993, prepared by Davy International.

                 Feasibility Study Payment: subject to Section 2.2(f), the amount in dollars equal to the product of (i)

                 (A) $20, if the aggregate amount of all Second Contingent Payments and Discretionary Payments, if any, made to Seller equals $20,000,000, or the FSP Date occurs, on or before the first anniversary of the Closing Date; or

                 (B) an amount equal to the lesser of (i) $30 and (ii) $20 plus the product of (A) $0.8333 and (B) the number of months between the calendar month in which the first anniversary of the Closing Date occurs and the earlier to occur of (1) the calendar month in which the aggregate amount of all Second Contingent Payments and Discretionary Payments equals $20,000,000 and (2) the calendar month in which the FSP Date occurs, if the aggregate amount of all Second Contingent Payments and Discretionary Payments, if any, made to Seller equals $20,000,000, or the FSP Date occurs, after the first anniversary of the Closing Date, and (ii) the product of (x) the number of Minable Ounces and
                 (y) 0.7225.

                 FSP Date:  as defined in Section 2.2(f).

                 General Agreement of Indemnity: the General Agreement of Indemnity, dated February 22, 1993, between Phelps Dodge Corporation and Continental Casualty Company, American Casualty Company of Reading, Pennsylvania and National Fire Insurance Company of Hartford, as amended from time to time.

                 Gold Price  as defined in Section 7.9.

                 Governmental Approval: any Consent of, with or to any Governmental Authority.

                 Governmental Authority: any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization.

                 Hazardous Materials:  any substance that:   (a) requires
         investigation, removal or remediation under any Environmental Law or
         (b) is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder.

                 Indemnitee: a Person entitled to indemnification under this Agreement.

                 Indemnitor:  a party obligated to indemnify an Indemnitee.

                 Keep Cool Property:  the real and other property described in
         Schedule 12.1.2.

                 Law: all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

                 Losses: any and all claims, demands, liabilities, obligations, losses, fines, costs, expenses, royalties, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any right to indemnification with respect thereto.

                 Manager:  Seller as the Manager under the Partnership
         Agreement.

                 material:  as defined in Section 12.1.3.

                 McDonald Gold Project: the real property and mining claims within the boundaries of the plat included in the Plan of Operations.

                 Minable Ounces:  as defined in Section 7.7.

                 New Feasibility Study:  as defined in Section 7.7.

                 Note:  a promissory note of CR Montana, in the form of Exhibit
         C.

                 Participating Interest:  as defined in the Partnership
         Agreement.

                 Partnership:  as defined in Recital A.

                 Partnership Agreement: the agreements relating to the organization of the Partnership and all amendments thereto, which are listed on Schedule 12.1.

                 Partnership Agreement Amendment: an amendment to the Partnership Agreement substantially in the form of Exhibit E.

                 Partnership Interest:  as defined in Recital A.

                 Partnership Real Property: the real and other property described in Schedule 12.1.1.

                 Party or Parties: one or more of Seller or Buyers, as the context requires.

                 Permits:  the Consents listed on Schedule 2.2(f).

                 Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

                 Plan of Operations: as defined in Section 10.4(b).

                 Production Payment: as defined in Section 7.9.

                 Purchase Price:  as defined in Section 2.1.

                 Purchased Assets:  as defined in Section 1.

                 Purchased Assets Liabilities: all liabilities and obligations of any nature, whether known or unknown, primary or secondary, direct or indirect, or absolute, accrued, contingent or otherwise and whether now existing or hereafter arising under, arising out of or relating to the Purchased Assets, including, without limitation, (i) all liabilities and obligations under, arising out of or relating to the actions of any Party as a general partner in the Partnership or as Manager of the Partnership, the orders, leases, commitments, agreements and instruments to which the Partnership was, is or becomes a party, including without limitation, the Sieben Ranch Agreement, the General Agreement of Indemnity with respect to the bonds of the Partnership existing on the date hereof listed on Schedule 7.6, and
         (ii) Environmental Liabilities and Costs, but excluding Buyers' obligation to pay the Purchase Price.

                 Release: as defined in CERCLA or the Resource Conservation and Recovery Act without limiting application to violation or alleged violations of those statutes.

                 Remedial Action: all actions on or with respect or adjacent to the Partnership Real Property or Co- Tenancy Property required to
         (i) clean up, remove, treat or in any other way remediate any Hazardous Materials; (ii) prevent the release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment, (iii) comply with Environmental Law or (iv) perform studies, investigations and care related to any such matters.

                 Request:  as defined in Section 11(a).

                 Respondent:  as defined in Section 11(b).

                 Second Contingent Payment:  as defined in Section 2.2(d).

                 Seller: as defined in the introductory paragraph of this Agreement.

                 Seven-Up Pete Property: the real and other property described in Schedule 12.1.3.

                 Sieben Ranch Agreement: Sieben Ranch Purchase and Sale Option Agreement, dated May 12, 1997, between Sieben Ranch Company and the Partnership, including without limitation the Environmental Indemnity Agreement contemplated thereunder.

                 Tax: all taxes, imposts, levies, fees, duties and similar charges (including interest and penalties thereon and additions thereto, but excluding income taxes imposed by the United States or any political subdivision thereof) imposed by any government or taxing authority.

                 to Seller's knowledge: actual knowledge possessed by an executive officer of Seller and Michael Schern, Project Manager of Seller.

                 to the knowledge of either Buyer: actual knowledge possessed by an executive officer of either Buyer.

                 12.1.3 Materiality. For the purposes of this Agreement, whenever considering materiality in the context of Seller, the Partnership Interest or the Partnership, whether or not any item or amount is "material" shall be considered in the context of the value, taken as a whole, of Seller, the Partnership Interest or the Partnership (including its assets), as the case may be, provided, however, that any item or matter which involves a Loss to the Partnership or Buyers of $500,000 or more shall be material for the purpose of all provisions of this Agreement.

                 12.2 Further Assurances. From time to time, each Party hereto shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other Party in order to consummate or implement the transactions contemplated hereby.

                 12.3 Termination. This Agreement may be terminated at any time prior to the Closing by written agreement executed by Seller and Buyers.

                 Upon such termination no Party shall have any liability or further obligation arising out of this Agreement, except for any liability resulting from its breach of this Agreement prior to termination. Section 7.1(b) and Section 12.11 shall survive the termination of this Agreement.

                 12.4 Modification; Waiver. This Agreement may be modified only by a written instrument executed by the parties hereto. Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the party entitled to the benefits thereof.

                 12.5 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto (which are hereby incorporated by reference and made a part hereof), supersedes all other prior agreements, understandings, representations and warranties, oral or written, between the parties hereto in respect of the subject matter hereof.

                 12.6 Schedules; Tables of Contents and Headings. (a) Any matter disclosed on any Schedule to this Agreement shall be deemed to have been disclosed on all other Schedules to this Agreement to the extent that it should have been disclosed on such other Schedules. The inclusion of any matter on any Schedule to this Agreement will not be deemed an admission by Seller that such listed matter is either material to the Partnership or its assets or Business or could reasonably be expected to have a material adverse effect on the Business taken as a whole.

                 (b) The table of contents and section headings of this Agreement and titles given to Schedules and Exhibits to this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

                 12.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (i) delivered personally,

(ii) sent by overnight courier, postage prepaid, or (iii) sent by facsimile transmission (with telephone confirmation of receipt), to the parties at the following addresses (or to such address as a party may have specified by written notice given to the other party pursuant to this provision):

                 If to Seller to:

                 Phelps Dodge Corporation
                 2600 N. Central Avenue
                 Phoenix, Arizona  85004
                 Attention:  President, Phelps Dodge Mining Company
                 Telephone:  602-234-8100
                 Telecopier:  602-234-8095

                 If to CR Montana or Canyon Resources to:

                 CR Montana Corporation
                 14142 Denver West Parkway
                 Suite 250
                 Golden, Colorado  80401
                 Attention:  President
                 Telephone:  303-278-8464
                 Telecopier:  303-279-3772

                 with a copy to

                 CR Montana Corporation
                 14142 Denver West Parkway
                 Suite 250
                 Golden, Colorado  80401
                 Attention:  Land Department
                 Telephone:  303-278-8464
                 Telecopier:  303-279-3772

                 12.8 Separability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

                 12.9  Binding Effect; Assignment; Preemptive Right of Buyers.
(a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a Party to this Agreement. No assignment of this Agreement or of any rights hereunder (except to an Affiliate of the assignor) may be made by any Party (by operation of Law or otherwise) without the prior written consent of all of the other Parties, which, subject to Section 7.14, shall not be unreasonably withheld, and any attempted assignment without the required consent shall be void. If a Party assigns this Agreement or any rights hereunder to an Affiliate, such Affiliate shall assume in writing the obligations of the assignor hereunder, signed copies of which assumption shall be furnished to the other Parties, but the assigning Party shall not be relieved of or released from any such obligations.

                 (b) If Seller intends to transfer all or any part of its rights to Production Payments, it promptly shall notify Buyers of those intentions. The notice shall specify a cash price and payment terms of the intended transfer. Either or both of Buyers shall have 15 days from the date of its receipt of the notice in which to notify Seller whether either or both of them elect to purchase the offered interest at the price and on the terms and conditions as set forth in the notice. If either of them so elects, their acquisition shall be consummated within 30 days after delivery of the notice of election. If neither Buyer so elects, Seller shall have 30 days following the expiration of the 15 day period to consummate the transaction with a third party at a price and on terms and conditions no less favorable than those offered to Buyers. If Seller fails to consummate the transfer to a third party within that 30 day period, Buyers' preemptive right in the offered interest shall be revived. Any subsequent proposal by Seller to transfer that interest shall be conducted in accordance with the procedures set forth in this Section 12.9(b).

                 12.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

                 12.11 Expenses. Whether or not the transactions contemplated herein shall be consummated, each Party shall bear its own expenses incident to the preparation and performance of this Agreement except as provided in Section 10.2.

                 12.12 Post-Closing Access. In connection with any matter relating to any period prior to, or any period ending on, the Closing, Buyers shall, upon the request of Seller, permit Seller and its representatives full access at all reasonable times to the books and records of the Partnership, and Buyers shall execute (and shall cause the Partnership to execute) such documents as Seller may reasonably request to enable Seller to file any required reports or Tax returns relating to the Partnership.

                 12.13 Governing Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of Arizona, without giving effect to the provisions thereof governing conflict of law principles.

                 12.14 No Other Representations. Except as specifically set forth in this Agreement, neither Buyers nor Seller is making any representation or warranty, express or implied, of any nature whatsoever.

                 12.15 Punitive Damages. The Parties waive any right any of them may have to punitive damages in connection with the transactions contemplated by this Agreement.

                 12.16 Joint and Several Liability. All obligations of Buyers under this Agreement, including all obligations to make the payments contemplated in Section 2 hereof, are joint and several obligations.

                 12.17 Employee Matters. Neither Buyer shall have any obligation to continue the employment of, or pay any salaries, termination or severance pay or any other benefits to, employees of Seller involved in Operations (as defined in the Partnership Agreement) of the Partnership.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                       PHELPS DODGE CORPORATION,
                                         acting through its
                                         division, PHELPS DODGE
                                         MINING COMPANY


                                       By /s/ J. Steven Whisler
                                         --------------------------------------
                                         Name:  J. Steven Whisler
                                         Title: President of Phelps Dodge
                                                  Mining Company and
                                                  Senior Vice President
                                                  of Phelps Dodge Corporation


                                       CR MONTANA CORPORATION


                                       By /s/ Richard H. De Voto
                                         --------------------------------------
                                         Name:  Richard H. De Voto
                                         Title: President


                                       CANYON RESOURCES CORPORATION


                                       By /s/ Richard H. De Voto
                                         --------------------------------------
                                         Name:  Richard H. De Voto
                                         Title: President





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